As filed with the Securities and Exchange Commission on January 13, 2005

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHARMACYCLICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3148201 (IRS Employer Identification Number)

995 East Arques Avenue
Sunnyvale, California 94085-4521
(Address of Principal Executive Offices including Zip Code)

PHARMACYCLICS, INC.
2004 EQUITY INCENTIVE AWARD PLAN
(Full Title of the Plan)

Richard A. Miller, M.D.
President and Chief Executive Officer
Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330
(Name and Address and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be	to be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered(1)	Share (2)	Price (2)	Fee (3)
Common Stock, par value $0.0001 per share issuable pursuant to the Pharmacyclics, Inc. 2004 Equity Incentive Award Plan	5,457,480	$10.565	$57,658,276.20	$5,805.13

(1)	Shares to be offered and sold under the Pharmacyclics, Inc. (the “Company”), 2004 Equity Incentive Award Plan (the “2004 Plan”) comprise: (i) 600,000 shares not previously registered; (ii) 727,353 shares previously registered for issuance under the Pharmacyclics, Inc, 1995 Stock Option Plan (the “1995 Plan”) on February 14, 2001 (Registration No. 333-55592), 61,750 shares previously registered for issuance under the Pharmacyclics, Inc. Non-Employee Directors Stock Option Plan (together with the 1995 Plan, the “Prior Plans”) on February 14, 2001 (Registration No. 333-55592) and on January 31, 2002 (Registration No. 333-81870), in each case, that may no longer be issued under the Prior Plans and that may be offered and sold under the 2004 Plan; and (iii) 4,068,377 shares subject to awards previously granted under the Prior Plans that may be cancelled or are subject to cancellation and upon cancellation will be available for issuance under the 2004 Plan.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average of the high and low sales price of the Common Stock, as reported on the Nasdaq National Market on January 6, 2005 for the 5,457,480 shares issuable under the 2004 Plan.

(3)	In accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of the Registration Fee is being offset by the dollar amount of registration fees previously paid in respect of unissued shares previously registered by the Company on Form S-8, which unissued shares have been deregistered. The Company has filed a post-effective amendment to its Form S-8 Registration Statement File No. 333-55592 and a post-effective amendment to its Form S-8 Registration Statement File No. 333-81870, to deregister shares of the Company’s common stock that are not subject to outstanding option grants under its Prior Plans. The Amount of Registration Fee was calculated as the difference between the aggregate registration fee of $6,786.38 (calculated based on the number of shares set forth in subsections (i), (ii) and (iii) of footnote (1), above) less the sum of $981.25; which includes: (i) the $966.64 portion of the registration fee associated with 777,353 deregistered shares (727,353 of which were initially registered under the 1995 Plan and 50,000 of which were initially registered under the Non-Employee Directors Stock Option Plan) that was previously paid in connection with the Form S-8 Registration Statement File No. 333-55592, filed on February 14, 2001 and (ii) the $14.61 registration fee associated with 11,750 deregistered shares (which were initially registered under the Non-Employee Directors Stock Option Plan) that was previously paid in connection with the Form S-8 Registration Statement File No. 333-81870, filed on January 31, 2002.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Pharmacyclics, Inc. (the “Registrant” or “Company”) with the Commission are incorporated herein by reference:

     (a) Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004;

     (b) Registrant’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2004;

     (c) All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the fiscal year covered by the annual report referred to in (a) above; and

     (d) The description of Registrant’s common stock contained in its registration statement on Form 8-A filed with the Commission on October 20, 1995, including any amendment or report filed for the purpose of updating that description, and the description of Registrant’s Series A junior participating preferred stock contained in our registration statement on Form 8-A filed with the Commission May 21, 2002, including any amendment or report filed for the purpose of updating that description.

     In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its directors and officers if such officer or director acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence, and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise.

     In addition, the Registrant’s Certificate of Incorporation (the “Certificate of Incorporation”) provides that, pursuant to Delaware law, none of its directors shall be liable for monetary damages for breach of his or her fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the director to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Certificate of Incorporation also provides that rights conferred under such Certificate of Incorporation shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Registrant has obtained a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions, will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors or officers.

     In addition, the Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant’s directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the Index to Exhibits on Page 6.

Item 9. Undertakings.

     (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on January 13, 2005.

Pharmacyclics, Inc.
/s/ Richard A. Miller
Richard A. Miller, M.D., President and Chief
Executive Officer

     Each person whose signature appears below constitutes and appoints Richard A. Miller, M.D. and Leiv Lea, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date
/s/ Richard A. Miller Richard A. Miller, M.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2005
/s/ Leiv Lea Leiv Lea	Chief Financial Officer and Secretary (Principal Accounting Officer)	January 13, 2005
/s/ Miles R. Gilburne Miles R. Gilburne	Director	January 13, 2005
/s/ Loretta M. Itri Loretta M. Itri, M.D.	Director	January 13 , 2005
/s/ Richard M. Levy Richard M. Levy, Ph.D.	Director	January 13, 2005
/s/ William R. Rohn William R. Rohn	Director	January 13, 2005
/s/ Craig C. Taylor Craig C. Taylor	Director	January 13, 2005

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Pharmacyclics, Inc. 2004 Equity Incentive Award Plan (1)
5.1	Opinion as to the legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page hereto)

(1)	Incorporated by reference to Exhibit B of the Registrant’s Proxy Statement Pursuant to Section 14(a) filed with the Commission on October 26, 2004.